Exhibit 16.1

June 17, 2026

Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549-7561

Ladies and Gentlemen,

We have read the statements of Nakamoto Inc. relating to the event described under Item 4.01 of Form 8-K dated June 17, 2026, and we agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Respectfully,

/s/ Sadler, Gibb & Associates, LLC

Draper, UT